Exhibit 10.8

October 27, 2009

Mr. V.H.A.M. Janssen

Montenspark 2b

(4837 CD) Breda

The Netherlands

RE:	Special Management Compensation Program

Dear Vincent,

Sara Lee Corporation (for purposes of this letter, when referred to together with its subsidiaries, “Sara Lee” or “your employer”) has announced the proposed sale of its Household & Body Care business and its related subsidiaries and divisions (the “Business”). In light of the proposed sale, you (the “Executive” or “you”) are eligible to participate in a Special Management Compensation Program provided by Sara Lee (the “Program”), as described in this letter agreement (this “Agreement”). As a key member of the management team of the Business, we want to treat you fairly during this period so you can focus on your management responsibilities and maximizing shareholder value. As a condition to receiving the benefits described in this Agreement, you will be required to sign and deliver a copy of this Agreement to Sara Lee, and to comply with the terms of this Agreement.

Please refer to paragraph 11 below for the definitions of capitalized terms used in this Agreement but not otherwise defined herein.

1) Employment

You have been employed by Sara Lee as from January 1, 1992, currently in the position of Chief Executive Officer Household & Body Care and Executive Vice-President of Sara Lee.

The terms and conditions of the present employment between Sara Lee and Executive are included in the employment agreement dated October 29, 2003 (exhibit 1) and in an employment agreement dated April 2, 2004 (exhibit 2) and the respective addenda to these employment agreements: a pension agreement dated October 23, 2003 (exhibit 3), addendum employment conditions dated October 29, 2003 (exhibit 4) and a confidentiality & security policy (exhibit 5).

Parties acknowledge and confirm by signing this Agreement that unless expressly stated to the contrary in this letter, the present terms and conditions of employment of Executive, as set forth in the attached exhibits 1–5 will remain in full force and effect. The exhibits are attached to this Agreement.

2) Severance Eligibility

Subject to the Conditions, you shall be entitled to the following benefits following upon your ceasing to remain employed (whether by termination by you or by your employer) by either of Sara Lee or a Purchaser for a Good Reason following the Closing Date (the “Trigger Event”):

(i) Bridge Payment: Sara Lee or a Purchaser will pay you, subject to deduction for any applicable withholding, social security premiums or employment taxes, “Bridge Payments” (as described below) calculated from the date of the Trigger Event until the date you effectively can claim your pre-pension entitlements under the prevailing pre-pension scheme of Sara Lee in which you participate (the “Pension Scheme”) (Exhibit 3), entitling you to retire at the age of 62 years.

Your Bridge Payments shall be based on (i) 90% of your Base Salary as applicable immediately prior to the Trigger Event, per annum from the date of the Trigger Event up to and including the first day of the month in which you reach the age of fifty-eight and a half (58.5) and (ii) 80% of your Base Salary as applicable immediately prior to the Trigger Event, per annum during the subsequent period up to the first day of the month in which you reach the age of 62 years.

The Bridge Payments will be made in monthly installments in arrears.

(ii) Special Retirement Benefits: Sara Lee or a Purchaser will provide you a continuous pre-pension build-up and continued coverage in accordance with the Pension Scheme from the date of the Trigger Event as if you remained uninterrupted in the service of Sara Lee up to and including to the first day of the month you reach the age of 62 years.

Exclusively for the calculation and funding of the Special Retirement Benefits of the Executive as set forth above, the annual salary of Executive will be indexed every year in accordance with Exhibit 1 of this Agreement, Appendix A, sub 4 of the employment agreement between Employer and Employee, from the date of the Sale up to and including the first day of the month that Executive reaches the age of 62. The price index to be applied by Sara Lee pursuant to this Agreement is equal to the consumer price index (CPI), series Employees’ families “clean” (Werknemersgezinnen afgeleid) (2000=100), as published by the Central Bureau of Statistics (CBS) from year to year.

For the avoidance of doubt you will not be entitled to the above Bridge Payments or the Special Retirement Benefits unless and until the Sale has occurred. In the event that Sara Lee decides to retain some portion of the Business and, as a result, does not complete a sale of the entire Business, then Sara Lee will determine whether Executive will be entitled to any of the above Bridge Payments or the Special Retirement Benefits, which decision will be made by the date of the completion of the last transaction related to the Sale.

3) Retention Bonus.

Subject to the Conditions, Sara Lee will pay you a retention bonus (the “Retention Bonus”) in the amount of one (1) times your gross Base Salary calculated as of 1 September 2009.

You will be entitled to receive the Retention Bonus only if (i) you are an employee of Sara Lee not subject to disciplinary sanction on the date of payment of the Retention Bonus (or the applicable part thereof), (ii) Sara Lee has not given notice for Cause, or initiated Proceedings to terminate your employment for Cause or informed you of its intention to terminate your employment for Cause, and (iii) you have not given notice or initiated Proceedings to terminate your employment or informed Sara Lee of your intention to terminate your employment without Good Reason prior to such date. The payment of the Retention Bonus is not conditioned upon a Sale of the Business.

In case of a Sale on or before 1 March 2010, fifty percent (50%) of the Retention Bonus, subject to deduction for any applicable withholding, social security premiums or employment taxes, will be payable in cash on the Closing Date of the Sale (if any) and fifty percent (50%) of the Retention Bonus, again subject to deduction for any applicable withholding, social security premiums or employment taxes, will be payable six months thereafter. If a Sale has not occurred on or before 1 March 2010, the entire Retention Bonus (or any unpaid portion thereof), subject to deduction for any applicable withholding, social security premiums or employment taxes, will be paid no later than 1 March 2010.

Sara Lee is willing to cooperate with structuring the payment of the Retention Bonus in a tax efficient manner as per your request, provided that this is permitted under the applicable tax legislation, that this will not lead to additional costs or risks for Sara Lee and that you are able to provide the necessary evidence thereof in writing on or before the date of payment.

4) Transaction Bonus.

If there is a Sale and you are an employee of the Business not subject to disciplinary sanction on the Closing Date, subject to the Conditions, Sara Lee will pay you a transaction bonus (the “Transaction Bonus”). No payment will be made if a Sale is not consummated.

The minimum amount of the Transaction Bonus, regardless of the amount of the Sale proceeds will be equal to one half (1/2) of your Base Salary (excluding bonuses) calculated as of 1 September 2009. The maximum amount of the Transaction Bonus will be equal to two (2) times your Base Salary (excluding bonuses) as of 1 September 2009. The actual amount of the Transaction Bonus will be related to the value of the Sale proceeds received by Sara Lee, with the specific amount to be based on the following calculation:

Aggregate Non-contingent Sale Proceeds to Sara Lee (Euro)	Transaction Bonus Amount Payable to You
Sale Proceeds 0 – €2.4 billion	6/12th Base Salary (excluding bonuses)
Sale Proceeds €2.4 billion – €3.4 billion (or more)	Between 6/12th – 24/12th Base Salary (excluding bonuses)

In the event that Sale proceeds resulting from one or more transactions are payable or calculated in a currency other than U.S. dollars, for purposes of this agreement the applicable exchange rate shall be the ECB Fixing Rate as published in Bloomberg for that currency on the date of completion of the relevant transaction. In the event that a Sale is achieved by multiple transactions, the aggregate consideration of all such transactions shall be calculated, based on the preceding sentence, and applied against the chart set forth above. Linear interpolation will be used for purposes of calculating the amount of any Transaction Bonus falling between the levels set forth in the above chart.

In light of Sara Lee’s announcement on 25 September 2009 that it has received a binding offer from a third party to purchase the BC Business, Sara Lee has agreed (i) to increase the “Transaction Bonus Amount Payable to You” from 6/12th to 9/12th Base Salary (excluding bonuses) in the table above, and (ii) that one-half (50%) of the Transaction Bonus will be earned on the BC Closing Date (the “BC Transaction Bonus”). In the event that Sara Lee decides to retain some portion of the Business and, as a result, does not complete a sale of the entire Business, then Sara Lee will determine whether and what portion of the remaining Transaction Bonus (i.e., excluding the BC Transaction Bonus) has been earned by Executive, taking into account appropriate adjustments for the portion of the Business retained, the Sales Proceeds and the portion earned. Sara Lee will make such decision by the date of the completion of the last transaction related to the Sale.

The Transaction Bonus will be payable in cash, subject to deduction for any applicable withholding or employment taxes and social security premiums. One-half (50%) of the Transaction Bonus will be paid on the BC Closing Date and the remaining portion of the Transaction Bonus that has been earned by Executive will be paid on the Closing Date. You will not be paid the relevant part of the Transaction Bonus if, on or before the BC Closing Date or Closing Date, as applicable, Sara Lee has given you notice for Cause, initiated Proceedings to terminate your employment for Cause or informed you of its intention to terminate your employment for Cause, or if on of before the BC Closing Date or Closing Date, as applicable, you have given notice of termination or initiated Proceedings to terminate your employment or informed Sara Lee of your intention to terminate your employment, without Good Reason. In the event that a Sale or the sale of the BC Business is not completed, no Transaction Bonus of any amount will be payable to you.

Sara Lee is willing to cooperate with structuring the payment of the Transaction Bonus in a tax efficient manner as per your request, provided that this is permitted under the applicable tax legislation, that this will not lead to additional costs or risks for Sara Lee and that you are able to provide the necessary evidence thereof in writing on or before the date of payment.

5) Annual Incentive Plan Bonus.

You are a fiscal year 2010 Annual Incentive Plan (“AIP”) Participant. Subject to the Conditions, in the event that a Sale is completed prior to 3 July 2010, you will be eligible for a pro rated fiscal year 2010 AIP bonus payment, calculated in accordance with the AIP bonus plan, with such adjustments as may be necessary in the reasonable discretion of Sara Lee to reflect the completion of a Sale prior to the end of fiscal year 2010, the resulting timing impact on Sara Lee’s financial performance, your specific fiscal year AIP goals and objectives, and excluding the financial impact due to any known antitrust issues at the end of fiscal year 2009. AIP bonus payments will be payable to you at the same time as all other AIP bonus payments are made by Sara Lee. Payment of the Retention Bonus and/or the Transaction Bonus will not reduce your entitlement to an AIP bonus payment.

In the event that a Sale occurs after 3 July 2010, any fiscal year 2010 bonus earned will not be pro rated and you will then become eligible for a pro rated fiscal year 2011 AIP bonus payment subject to the same terms and conditions described in the preceding paragraph.

6) Stock Options, RSUs and PSUs.

If there is a Sale and you are an employee of the Business not subject to disciplinary sanction and Sara Lee has not given you notice for Cause, initiated Proceedings to terminate your employment for Cause or informed you of its intention to terminate your employment for Cause, and you have not given notice of termination or initiated Proceedings to terminate your employment or informed Sara Lee of your intention to terminate your employment, without Good Reason, on the Closing Date, subject to the Conditions, you will be entitled to the following:

a.	Stock Options. Any stock options granted to you previously by Sara Lee which remain outstanding on the Closing Date (the “Options) will become vested as of the Closing Date and will remain exercisable up to the Options’ respective termination dates, but in any case the Options will not be exercisable after the Option’s termination date provided by its terms and conditions.

b.	Restricted Stock Units (the “RSUs”). RSUs granted to you previously by Sara Lee which remain outstanding on the Closing Date will become vested as of the Closing Date. RSUs which become vested on the Closing Date will be distributed to you by Sara Lee as soon as practicable after the Closing Date.

In anticipation of the Sale, your 27 August 2008 long-term incentive award was made solely in the form of RSUs and was pro-rated by one-third, resulting in a grant of 40,859 RSUs. If Sara Lee has not entered into a definitive sale contract by 26 August 2010 (the date of the August 2010 Compensation and Employee Benefits Committee meeting), Sara Lee will make up the remaining two-thirds pro-rated amount by granting you 81,716 RSUs with a vesting date of the earlier of August 31, 2012 or the Closing Date.

c.	Performance Stock Units (the “PSUs”). All PSUs will fully vest at the end of their respective performance cycles subject to pro-ration for actual performance results.

7) Waiver of Claims and No Other Severance.

You agree that in the event the Bridge Payments and Special Retirement Provisions contemplated in paragraph 2 become due and owing, such payments and provisions will be in lieu of (and you waive any right you may have to receive) any other severance and/or (early) retirement payments or benefits or comparable benefits to which you may have been entitled to under any other agreement or policy of Sara Lee or by statute or regulation or otherwise.

Any payments on the basis of paragraph 3 and 4 (Retention Bonus or Transaction Bonus) paid to you by Sara Lee will not affect any severance entitlements.

It is a condition precedent to any right to or the payment of any amount referred to in paragraphs 2 to 4 (inclusive) of this Agreement that you enter into, contemporaneously with the payment of any such amounts, a form of compromise and waiver agreement in a form satisfactory to Sara Lee in favor of Sara Lee and any Purchaser and in the connection therewith you agree to compromise and waive any claims to benefits of a similar nature as the benefit paid (i.e., severance, transaction bonus and/or retention bonus as the case may be), whether arising under contract, tort or any statute, regulation or directive under any applicable laws or otherwise arising from or in relation to your employment by your employer or by any other Sara Lee or Purchaser company.

As the benefits conveyed to you hereunder are pursuant to this Program and not your employment, none of the payments made by Sara Lee or the Purchaser to you pursuant to the Program will be included in the calculation of any statutory or contractual severance pay or indemnities and they will not be included in any calculation of base pay in connection with your local employment.

8) Confidentiality.

Except as required by any court or governmental authority or with the express prior written consent of Sara Lee, you agree that you will neither contact any prospective Purchaser nor provide (and represent that you have not previously provided) to any prospective Purchaser (including investors and financing sources thereof) or any other Person: any (a) Confidential Information or (b) information relating to (i) the existence or terms of this Agreement (provided that you may consult with your legal counsel with respect to the terms of this Agreement, provided that such counsel maintains the confidentiality of the matters described herein), (ii) the fact that Sara Lee has proposed the Sale, except in connection with any communication plan developed and distributed to you by Sara Lee (iii) the terms or conditions of any Sale or the status of discussions or negotiations with respect to such Sale and (iv) the Program.

You acknowledge that Sara Lee files reports with the U.S. Securities and Exchange Commission and that you have been instructed concerning your duty to avoid disclosing non-public and confidential information. The provisions of this paragraph will apply in addition to any other obligation you have to protect Confidential Information and will survive any termination of this Agreement, or any decision by Sara Lee to no longer pursue strategic alternatives.

9) Cooperation in Connection With a Proposed Sale.

You acknowledge that you have a conflict of interest in relation to any proposal of management to make an offer to purchase the Business, or any part thereof, and that Sara Lee has instructed you not to consider making an offer in light of such conflict.

You agree to use your best efforts to cooperate with Sara Lee in connection with the negotiation of any proposed Sale. You also agree not to take any action that would favor or give any advantage to any one or more potential acquirers, or which might influence or have an effect on any Sale, and agree to answer inquiries regarding a proposed Sale to the best of your ability and consistent with your duty to act in the best interests of Sara Lee to maximize shareholder value. In addition, if requested to do so, you agree to review and provide assistance in the preparation of the documents relating to a proposed Sale before they are executed, including, without limitation, all representations and warranties (and related disclosure schedules) regarding the Business.

Lastly, you agree that you will refer any inquiries from potential purchasers to Sara Lee or its legal or financial advisors and, except as requested by Sara Lee, you will not engage in discussions or negotiations with such potential purchasers concerning the Business. Failure to comply with the Conditions of this Agreement will result in forfeiture of all rights under this Agreement in addition to any other remedies available to Sara Lee.

10) Non-Competition; Non-Solicitation.

a. To protect Sara Lee’s Confidential Information and goodwill in the Business, you agree to restrictions contained in the following paragraphs. You specifically acknowledge that the consideration paid to you by Sara Lee hereunder (including the Retention Bonus, Transaction Bonus and early vesting of the Stock Options and RSUs) is in addition to your base salary paid by your local employer, your bonus under any applicable annual incentive compensation plan and other benefits that you enjoy as an employee of the Business and expressly agree that such consideration from Sara Lee is adequate to compensate you for any restrictions herein to which you may become subject including, without limitation, the restrictions set forth in the following paragraphs. You also authorize any court of competent jurisdiction to reform these restrictions to the minimum extent necessary, in the event such court finds any of these restrictions to be unreasonable.

b. You agree that if you cease to be an employee of Sara Lee or the Business for any reason prior to the date which falls six (6) months after the Closing Date, then for a period of twelve (12) months following such separation you will not directly or indirectly solicit, induce or attempt to influence any employee of Sara Lee to leave the employment of Sara Lee, nor will you hire any such employee or assist any other Person in doing so. If you resign your employment or terminate it through court proceedings without Good Reason, or if your employment is terminated for Cause prior to the date which falls six (6) months after the Closing Date, then for the period of twelve (12) months following, you will not directly or indirectly, within Europe work for or contribute to the efforts of any business organization that competes, or plans to compete, with the Business in Europe or its products in Europe in a role in which the knowledge and experience acquired by you during your employment in the Business can be used to compete with the Business, nor will you call on or otherwise attempt (or assist the attempt) to solicit the business of any customer or supplier of the Business with whom you had direct contact or supervisory authority in the twelve (12) month period immediately preceding your termination of employment. You specifically acknowledge the reasonableness of these restrictions.

11) Definitions.

a.	“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person.

b.	“Base Salary” means the total of the gross annual base salary of the Executive on the basis of the employment agreement dated October 29, 2003 (exhibit 1) and the gross annual base salary on the basis of the employment agreement dated April 2, 2004 (exhibit 2).

c.	“BC Business” means the global body care and European detergents portion of the Business, which is the subject of the binding offer publicly announced by Sara Lee on 25 September 2009.

d.	“BC Closing Date” means the date on which the sale of the BC Business reaches completion in its entirety.

e.	“Cause” means (i) a failure to comply in all respects with the provisions of each of paragraphs 7, 8, 9 and 10 of this Agreement or material breach by you of any other provision of this Agreement or any employment or non-competition agreement to which you are a party, or (ii) a reason within the meaning of article 7:678 Dutch Civil Code such as: (a) your material failure to adhere to any written policy of Sara Lee, (b) the appropriation (or attempted appropriation) of a material business opportunity of Sara Lee or any of its Affiliates, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of Sara Lee or any of its affiliates, (c) the material misappropriation (or attempted misappropriation) of any of Sara Lee’s or its Affiliates’ funds or property; (d) the commission by you of any act of fraud or negligence in the course of your employment, (e) your willful or deliberate failure to perform the duties of your position, other than on account of a disability, (f) the engagement by you in the gross misconduct, such as theft or embezzlement, or a crime involving moral turpitude, which crime reflects poorly on the image or reputation of Sara Lee; or (g) a material false or untrue statement by you to at any time to Sara lee or an Affiliate or the Purchaser. You will not be terminated for Cause without first being given written notice describing the grounds on which the proposed termination is based and a reasonable opportunity to be heard in accordance with Sara Lee’s disciplinary and grievance procedures and, if circumstances permit, to cure.

f.	“Closing Date” means the date on which a Sale reaches completion in its entirety (if the Business is sold in more than one transaction, the date of the completion of the last transaction related thereto).

g.	“Confidential Information” means information that is not generally known to the public and that is owned, used, developed, obtained by or in the control or custody of Sara Lee or an Affiliate in connection with the Business or any business and/or affiliate of Sara Lee or any of its Affiliates, but shall not include any information that has been published in a form generally available to the public prior to the date you propose to disclose or use such information otherwise than as a result of a breach of this Agreement.

h.	“Conditions” means your compliance in all respects with the provisions of paragraphs 7, 8, 9 and 10 of this Agreement.

i.	“Good Reason” means, the occurrence of any one or more of the following (without your written consent) at any time after a Sale:

(i) any failure by Sara Lee to maintain the Executive in the office or the position, or an equivalent office or position, which the Executive held immediately prior to the Sale or in case of a Sale of the Business in parts, the position that the Executive held immediately prior to the sale of the “first” part of the Business.

(ii) the assignment by Sara Lee to the Executive of duties materially inconsistent with the Executive’s authorities, duties, responsibilities or status, an adverse change in the Executive’s reporting relationship, or any other action which results in a diminution in the Executive’s authorities, duties, responsibilities, status or reporting relationship from those in effect immediately prior to the Sale;

(iii) Sara Lee’s requiring the Executive to be based at an office location which is at least eighty additional (80) kilometers from his current office location, or the Purchaser’s or Sara Lee as the case may be requiring the Executive to travel on business to a substantially greater degree than required prior to the Sale;

(iv) a reduction by Sara Lee in the Executive’s Base Salary as in effect immediately prior to the Sale (or, if greater, Base Salary in effect for the Executive at any time after the Sale);

(v) a reduction by Sara Lee in the Executive’s level of remuneration in annual and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices or arrangements in which the Executive currently participates from the levels in place immediately prior to the Sale;

(vi) the failure by Sara Lee to obtain a satisfactory agreement from the Purchaser to assume and agree to perform this Agreement unless Sara Lee accepts and confirms to the Executive to perform this Agreement itself prior to a Trigger Event within the meaning of section 2 of this Agreement;

(vii) any termination of the Executive’s employment by Sara Lee for other reasons than Cause; and

(viii) any action taken by Sara Lee or the occurrence of any circumstance(s) or event(s) described in clause (i), (ii), (iii), (iv), (v) or (vii) above prior to or after the Sale whether or not in contemplation of the closing of the Sale.

The existence of Good Reason shall not be affected by the Executive’s temporary incapacity due to physical or mental illness. The Executive’s retirement shall constitute a waiver of his rights with respect to any circumstance constituting Good Reason.

The Executive’s continued employment shall not constitute a waiver of his rights with respect to any circumstances which may constitute Good Reason; provided, however, that an Executive may not rely on any particular action or event described in clause (i) through (viii) above as a basis for terminating his employment for Good Reason unless he delivers notice to the Sara Lee based on that action or event within six months after its occurrence and Sara Lee has failed to correct the circumstances cited by the Executive as constituting Good Reason within 30 days of receiving such Notice.

j.	“Person” means an individual, a partnership, a corporation, a limited liability company, an unlimited liability company, an association, a joint stock business, a trust, joint venture, an unincorporated organization and a governmental entity or a department, agency or political subdivision thereof.

k.	“Proceedings” means both court proceedings as well as arbitration in accordance with the arbitration clause contained in your employment agreement dated October 29, 2003.

l.	“Purchaser” means any Person who acquires the Business or any part of the Business in connection with a Sale.

m.	“Sale” means the completion of a direct or indirect sale of the entire Business as a going concern, through one or a series of transaction, to one or more Persons not affiliated with Sara Lee, whether by means of an asset sale, a share sale, a merger or otherwise.

12) Legal Fees. Sara Lee will reimburse Executive for legal expenses he incurs relating to negotiation of this Agreement up to a maximum of €10,000, which reimbursement shall be made to Executive not later than sixty (60) days after this Agreement is signed, subject to Sara Lee’s receipt of reasonable documentation of such expenses within ninety (90) days following the date this Agreement is signed.

13) General Provisions.

a. Contract Rights. Sara Lee is implementing the Program for purposes of maximizing value to its shareholders by encouraging cooperation with the sale process. This agreement is not an employment agreement and has been entered into by you and Sara Lee. Nothing in this Agreement shall interfere with or limit in any way your employer’s right to terminate your employment nor confer upon you any right to continue in the employ of Sara Lee for any period of time or to continue your present or any other rate of compensation.

b. Right to Investigate. You agree that your employer can suspend you at any time for a reasonable period of time to investigate any suspicion that you may have been involved in any misconduct (whether such misconduct would fall within the definition of “Cause” or otherwise), any breach of this Agreement and/or up to and during the course of any relevant disciplinary procedure.

c. Compliance with Conditions. All benefits to which you are entitled under paragraphs, 2, 3, 4, 5 and 6 shall be conditional on your adherence to the Conditions. Failure to comply with the provisions of this Agreement, and in particular the Conditions will result in your forfeiture of any benefits received by you pursuant to paragraphs 1, 2, 3, 4, 5 and 6 of this Agreement and an obligation on your part to return any payments received under this Agreement, in addition to any other remedies available to Sara Lee.

d. Garden Leave. During any period of suspension, or during any notice period (whether given by you or by Sara Lee), your employer may require you to comply with its requirements from time to: (a) cease to enter or attend the premises of Sara Lee; (b) cease to contact or have any communication with any customer or supplier in relation to the Business; (c) cease to contact or have any communication with any employee of Sara lee in relation to the Business: or (d) remain or become involved or cease to be involved in any aspect of the Business except as required by Sara Lee. The period during which you are required to comply with any or all of these conditions shall be referred to as your “Garden Leave” period. During such a period all of your other obligations as an employee shall remain intact.

e. Successors. This Agreement is binding on and will inure to the benefit of Sara Lee and any successor of the Business and Sara Lee will endeavor to cause the Purchaser to assume the obligations of Sara Lee to you under this Agreement as part of any Sale; provided, however, such assumption will not relieve Sara Lee of its liability hereunder and you will not be entitled to recover from both Sara Lee and the Purchaser.

f. Severability. If any provision of the Agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the invalid provisions had never been set forth herein.

g. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Netherlands.

h. Arbitration. Any dispute arising out of or in connection with this Agreement shall be referred to and finally resolved by arbitration in accordance with the arbitration clause contained in clause 12 of your Employment Agreement dated October 29, 2003. Nothing Contained in this “Arbitration” paragraph will be construed to limit or preclude a party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel another party to comply with its obligations under this Agreement during the pendency of the arbitration proceedings. Each party shall bear its own costs and fees of the arbitration, and the fees and expenses of the arbitrator will be borne equally by the parties; provided, however, that the arbitrator shall be empowered to require any one or more of the parties to bear all or any portion of fees and expenses of the parties and/or the fees and expenses of the arbitrator in the event that the arbitrator determines such party has acted in bad faith.

i. Counterparts. The parties hereto may execute this Agreement in two or more counterparts (no one of which need contain the signatures of all parties), each of which shall be an original and all of which together shall constitute one and the same instrument.

j. Taxes and Payments. All amounts payable under this Agreement are gross amounts and shall insofar as required by applicable laws, be subject to withholding(s) for taxes and social security premiums. Notwithstanding the foregoing, the Executive shall at all times remain liable for any taxes payable on amounts paid hereunder except for taxes withheld by a Purchaser or Sara Lee as the case may be and except for taxes regular as well as exceptional penalty taxes which by law come for the account of the employer. Sara Lee will use reasonable commercial efforts to make payments due under this Agreement in accordance with the Executive’s currently prevailing salary split. Upon written request by the Executive, Sara Lee will co-operate in providing for a tax efficient manner method of payments due under this Agreement provided that the payment method is tax compliant and will not result in additional costs or risks for Sara Lee or a Purchaser.

k. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

l. Amendment and Waiver. No modification, waiver or amendment hereof shall be valid or binding on either party unless made in writing and signed by both parties or by their duly authorized officers or representatives.

* * * * * * * *

If you are in agreement with the above and forgoing, please signify your acceptance by signing this Agreement in the space provided below.

Very truly yours,

Sara Lee Corporation

By:	/s/ Mr. Stephen J. Cerrone
Title:	Executive Vice President

Agreed to as of the day and year first written above:

Executive and delivered as a deed by:

/s/ Mr. V.H.A.M. Janssen